Certificate of Incorporation
                          of Explorations Group, Inc.


     The Undersigned, for the purpose of forming a corporation for profit pursuant to Sections 102 and 103 of the Delaware General Corporation Law, does hereby make, file and record this Certificate, and do certify that the recitations herein stated are true, and I have accordingly adopted the following articles of incorporation, as follows:

                                   Witnesseth

                                    ARTICLE I
                                      NAME:

1.1     Name:

     The name of the Corporation is "Explorations Group, Inc."

1.2.    Change of Name

     The  Corporation's  Board  of  Directors  is  hereby  authorized,   without
stockholder approval, to amend this Certificate from time to time, in order to change the name of the Corporation.


                                   ARTICLE II
                                REGISTERED AGENT

2.1    Registered Office

(a) The street address of the registered office of this Corporation in the state of Delaware is 25 Greystone Manor, Lewes Delaware 19958, situate in Sussex County, and the name of the initial registered agent of this Corporation at such address is Harvard Business Services, Inc.

(b) The registered agent's telephone number is 1-800-345-2677 and its E-Mail address is todd@delawareinc.com.

2.2    Principal Office & Mailing Address

(a) The Corporation's principal office and principal mailing address is 7359 Ballantrae Court; Boca Raton, Florida 33496.

(b) The Corporation's telephone and fax numbers are (561) 482-6910 and (561) 998-4635, respectively.



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                                   ARTICLE III
                                    PURPOSES

     This Corporation is organized for the purpose of transacting any and all lawful business; provided, however, that it shall not:

(a) Engage in any activities that would subject it to regulation as an investment company under the Federal Investment Company Act of 1940 (the "Investment Company Act"), as amended, unless it shall have first qualified and elected to be regulated as a small business development company pursuant to Sections 54 et. seq., thereof, and limits its investment company activities to those permitted thereby;

(b) Engage in any activities which would subject the Corporation to regulation as a broker dealer in securities subject to regulation under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or as an investment advisor subject to regulation under the Investment Advisors Act of 1940, as amended (the "Investment Advisor's Act"); or

(c) Engage in any other activities requiring the Corporation to comply with governmental registration and supervision, unless it has completed such registration and conducts itself in full compliance with such supervisory requirements.


                                   ARTICLE IV
                                  CAPITAL STOCK

4.1    Authorized Capital Stock

(a) The Corporation's equity shall be divided into shares of capital stock, designated as either common or preferred, issuable in classes and series, in accordance with the applicable provisions of the Delaware General Corporation Law, and as determined by the Corporation's Board of Directors and Stockholders, in the manner set forth in this Certificate of Incorporation.

(b) This Corporation is authorized to issue 6,500,000 shares of capital stock, one cent par value; allocated as follows:

     (1) 5,000,000 shares of the capital stock shall be designated as common stock; and

     (2) 1,500,000 shares of the capital stock shall be designated as preferred stock, with all preferences and characteristics to be determined by the Corporation's Board of Directors on a case by case basis, prior to issuance but subject to compliance with the requirements of Sections 103, 151 and 102(4) of the Delaware General Corporation Law.

4.2    Amendments to Authorized Capital

     The  Corporation's  Board  of  Directors  is  hereby  authorized,   without
stockholder approval, to amend this Certificate from time to time, in order to:

(a) Effect splits or reverse splits of the Corporation's common or preferred stock;

(b)  Increase the Corporation's authorized capital.

(c) Decrease the Corporation's authorized capital; provided that such decrease may not affect any issued and outstanding shares.



              Explorations Group, Inc. Certificate of Incorporation - 2

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                                    ARTICLE V
                                  INCORPORATORS

     The name and addresses of the Corporation's incorporator is Vanessa H. Lindsey; 1941 Southeast 51st Terrace; Ocala, Florida 34471. Her telephone number is (352) 694-6661, her fax number is (352) 694-1325 and her e-mail address is operations@yankeecompanies.com.


                                   ARTICLE VI
                               BOARD OF DIRECTORS

(a) The number of Directors may be either increased or diminished from time to time in the manner provided in the Corporation's bylaws, but shall never be less than one.

(b)  The names and addresses of the initial Directors of the corporation are:

          Michelle Tucker, and her address is 7359 Ballantrae Court; Boca Raton, Florida 33496;

          Vanessa H. Lindsey, and her address is 340 Southeast 55th Avenue, Ocala, Florida 34471;

          Sherree Ellen Klein, and her address is 3427 Coco Plum Circle, Coconut Creek, Florida 33063;

          Edward C. Dmytryk, and his address is 315 Premier Vista Way, St. Augustine, Florida 32080; and

          Anthony Q. Joffe, and his address is 101 Southwest 11th Avenue, Boca Raton, Florida 33486.


                                   ARTICLE VII
                                    DURATION

     This Corporation shall have perpetual existence commencing on the date of the filing of this Certificate of Incorporation with the Department of State of Delaware.


                                  ARTICLE VIII
                        QUORUM FOR STOCKHOLDERS MEETINGS

     Unless otherwise provided for in the Corporation's bylaws, a majority of the shares entitled to vote, represented in person or by proxy, shall be required to constitute a quorum at a meeting of stockholders.


                                   ARTICLE IX
                            COMPROMISE & ARRANGEMENT

(a) Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them; any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.

(b) If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement and the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.


            Explorations Group, Inc. Certificate of Incorporation - 3
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                                    ARTICLE X
                                 INDEMNIFICATION

(a) The Corporation shall indemnify its Officers, Directors and authorized agents form all liabilities incurred directly, indirectly or incidentally to services performed for the Corporation, to the fullest extent permitted under Delaware law existing now or hereinafter enacted.

(b) Funds required to pay expenses reasonably necessary to defend allegations that would raise the foregoing right of indemnifications shall be advanced by this Corporation at any time that the person claiming such expenses appears reasonably likely to become entitled to indemnification and enters into a binding agreement with this Corporation to repay advances for such expenditures in the event that he, she or it is eventually found not to be entitled to indemnification.


                                   ARTICLE XI
                        LIMITATION ON STOCKHOLDER ACTIONS

(a) Stockholders shall not have a cause of action against the Corporation's Officers, Directors or agents as a result of any action taken, or as a result of their failure to take any action, unless deprivation of such right is deemed a nullity because, in the specific case, deprivation of a right of action would be impermissibly in conflict with the public policy of the State of Delaware.

(b) No stockholder may assert a derivative cause of action on behalf of the Corporation, rather, any claims that would give rise to derivative causes of action shall be submitted in writing, specifying the nature of the cause of action and providing all evidence associated with such claim, to a special committee of the Board of Directors comprised of members who do not also serve as officers of the Corporation and are not reasonably involved with the subject cause of action, or if no such directors are serving, to legal counsel designated by the Corporation in which no attorney holds shares of the Corporation's securities, holds any office or position with the Corporation or is related by marriage or through siblings, parents or children to any officer or director of the Corporation, and the decision to litigate, or not to litigate by such special committee or special counsel shall be binding on the Corporation and the submitting stockholder or stockholders; unless the foregoing procedure has not been followed within 90 days after completion of the submission by the subject stockholder.

(c) The fact that this Article shall be inapplicable in certain circumstances shall not render it inapplicable in any other circumstances and the Courts of the State of Delaware are hereby granted the specific authority to restructure this Article, on a case by case basis or generally, as required to most fully give legal effect to its intent.



                                   ARTICLE XII
                               TAKE OVER DEFENSES

(a) The Board of Directors of this Corporation shall have the broadest possible authority and discretion in adopting and maintaining resistance to, and defenses against, takeover bids that it deems not to be in the best interests of the Corporation, including (without limitation) adopting and maintaining any form of shareholder rights plan or "poison pill" comprised of such terms and features as the Board of Directors deems to be in the best interests of the Corporation.


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(b)  Without limitation on the foregoing,  the Board of Directors shall have the authority and discretion to adopt and maintain a shareholder rights plan or other defensive mechanism that may be deactivated or redeemed only:

     (1) By vote of continuing directors (i.e., the directors who put such shareholder rights plan or other defensive mechanism in place or the designated successors of such directors) to the exclusion of newly elected directors nominated or supported by a takeover bidder or bidders;

     (2) After a prescribed delay period following election of directors making up a majority of the Board of Directors if such new directors are nominated or supported by a takeover bidder or bidders; or

     (3) Before election of directors making up a majority of the Board of Directors if such new directors are nominated or supported by a takeover bidder or bidders.

(c) No bylaw shall limit in any way the authority of the Board of Directors of this Corporation to adopt or maintain any shareholder rights plan or otherwise to resist or defend against any takeover bid that the Board of Directors finds not to be in the best interests of the Corporation.


                                  ARTICLE XIII
                             AFFILIATED TRANSACTIONS

     This Corporation shall not be subject to the restrictions or requirements for affiliated transactions imposed by Section 203 of the Delaware General Corporation Law, as permitted by the waiver provisions of Section (b)(1) thereof.


                                   ARTICLE XIV
                        CERTIFICATES REPRESENTING SHARES

     To the extent legally permitted by the laws of the United States and the State of Delaware, in the event that this Corporation has 100 or more stockholders, records of the holders of the Corporation's capital stock shall be maintained through stock transfer record entry with a transfer agent registered and in good standing with the Commission and certificates evincing ownership of capital stock shall not be issued, except at the request of a stockholder in which case they shall be issued as provided in the Corporation's bylaws, at the stockholders' expense.

                                   *     *     *


     In Witness Whereof, the undersigned, has subscribed his name this 12th day of February, 2001.

                           /s/ Vanessa H. Lindsey /s/
                               Vanessa H. Lindsey
                                  Incorporator



              Explorations Group, Inc. Certificate of Incorporation - 5
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